ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of April 9, 1999, is by and among The CenterCore Group, Inc., a Delaware corporation (the "Debtor"), Fleet Capital Corporation, a Rhode Island corporation (the "Secured Party"), and C Core, Inc., a Utah corporation (the "Purchaser").


                              RECITALS

     A. The Debtor is engaged in the business of manufacturing and marketing call center furniture, office system furniture and accessories (the "Business").

     B. The Secured Party has declared Debtor to be in default on certain obligations to the Secured Party.

     C.  Pursuant to a secured party sale of the assets of the Debtor under
Section 9-504 of the New Jersey Uniform Commercial Code, the Secured Party will sell and assign to the Purchaser, substantially all of the tangible and intangible assets of the Debtor for the consideration, on the terms and subject to the conditions hereinafter set forth.

     D. The Debtor, consistent with its statutory and contractual obligations to the Secured Party, has agreed to enter into this Agreement (i) to assist the Secured Party in its disposition of its collateral and (ii) to maximize the recovery for creditors of the Debtor.


                                 AGREEMENTS

     In consideration of the recitals and the mutual promises, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                 ARTICLE I

                                DEFINITIONS

     SECTION 1.1 Definitions. In addition to the capitalized terms elsewhere defined herein, the following terms, when used herein, shall have the following meanings:

     "Adjusted Cash Purchase Price" means the Estimated Cash Purchase Price, as increased or decreased pursuant to Section 2.5(f).

     "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. For purposes of this Agreement, the term "Affiliates", includes, but is not limited to, a Person's shareholders, directors, and officers, any of their respective Affiliates and the members of their immediate families.

     "Agreement" means this Asset Purchase Agreement, as it may be amended in accordance with its terms from time to time.

     "Appraisal" means that certain appraisal of the Debtor conducted by National Valuations, Inc., dated November 20, 1998.

     "Arbitrator" means an independent certified public accountant selected by mutual agreement of the Debtor and the Purchaser.

     "Assigned Contracts" means (a) all outstanding sales orders, sales contracts and customer purchase orders of the Debtor on the Closing Date and
(b) those contracts listed on Schedule 3.1.6(a) hereto, all of which are to be assigned to the Purchaser at the Closing.

     "Bill of Sale" has the meaning specified in Section 4.2.7(a) hereof.

     "Business" has the meaning specified in Recital A hereof.

     "Business Real Estate" has the meaning specified in Section 3.1.4 hereof.

     "Cash Collateral Providers" means collectively, Apollo Group, Inc., Paul
V. Allegretto, Chris I. Grigoriou, Michael I. Grigoriou and Brian M. Murphy.

     "Certificate of Amendment" has the meaning specified in Section 5.1.

     "Closing" means the closing of the transactions contemplated by this Agreement.

     "Closing Date" means the date specified in Section 2.4 hereof upon which the Closing shall occur.

     "Closing Date A/R Aging Report" means a detailed aged trial balance of all accounts receivable of the Debtor existing as of the Closing Date, specifying the names, addresses, and face value, dates of invoices and due dates for each account debtor obligated on an account receivable so listed.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Conditions Precedent" means all of the conditions precedent specified in Sections 4.1, 4.2 and 4.3 hereof.

     "Debtor" means The CenterCore Group, Inc., a Delaware corporation.

     "Employee Leasing Agreement" means that certain Employee Leasing Agreement between the Purchaser and the Debtor, in the form of Exhibit D attached hereto.

     "Environmental Laws" means all federal, state, local and foreign laws, ordinances and rules of common law relating to environmental, safety, or health matters, including those relating to fines, orders, injunctions, penalties, damages, contribution, cost recovery compensation, losses, or injuries resulting from the release or threatened release of Hazardous Substances and the generation, use, storage, transportation, or disposal of Hazardous Substances in any manner applicable to the Debtor or its assets, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. section 1801 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. section 1251 et seq.), the Clean Air Act (42 U.S.C. section 7401 the Toxic Substances Control Act of 1976 (15 U.S.C. section 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. section 300f - section 300j-11 et seq.), the Occupational Safety and Health Act of 1970 (29 U.S.C. section 651 et seq.), and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. section 11001 et seq.), each as heretofore and hereafter amended or supplemented, and any analogous present or future federal, state, local or foreign statutes, rules, and regulations promulgated thereunder or pursuant thereto, and any other present or future law, ordinance, rule, regulation, permit, order, or directive addressing environmental, safety or health issues, of or by the federal or foreign government, any state or political subdivision thereof, or any agency, court, or body of the federal or foreign government or any state or political subdivision thereof.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Escrow Agreement (Cash Collateral)" means that certain Escrow Agreement between the Purchaser and the Cash Collateral Providers, in the form of Exhibit A attached hereto.

     "Escrow Agreement (Debtor)" means that certain Escrow Agreement between the Purchaser and the Debtor, in the form of Exhibit B attached hereto.

     "Escrow Agreement (Holdback)" means that certain Escrow Agreement between the Purchaser and the Debtor, in the form of Exhibit C attached hereto.

     "Escrow Amount (Cash Collateral)" means $600,000.

     "Escrow Amount (Debtor)" means $430,000.

     "Escrow Amount (Holdback)" means $750,000.

     "Estimated Cash Purchase Price" means $4,570,000.

     "Excluded Assets" has the meaning set forth in Section 2.2 hereof.

     "Fixed Asset Report" has the meaning set forth in Section 2.5(d) hereof.

     "GAAP" means United States generally accepted accounting principles, consistently applied.

     "GSA Contracts" means the General Services Administration contracts No. GS-29F-0145G and No. GS-29F-0225G.

     "Hazardous Substances" means (a) any chemical, material or substance defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "medical waste," "toxic pollutants," "contaminants," "pollutants," "toxic substances," or words of similar import under any applicable Environmental Law, (b) any oil, petroleum, petroleum product or petroleum derived substance, any flammable substances or explosives, any radioactive materials, (c) asbestos and asbestos containing materials in any form which are or could become friable, (d) radon gas, urea formaldehyde, lead-based paint, dielectric fluid, and polychlorinated biphenyls, and (e) any other chemical, material or substance which is prohibited, limited, or regulated by any governmental authority.

     "Indebtedness" means (a) all indebtedness of the Debtor for borrowed money, whether current or funded, secured or unsecured, (b) all indebtedness of the Debtor for the deferred purchase price of any assets or services,
(c) all indebtedness of the Debtor created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Debtor (even though the rights and remedies of the seller or lender under such agreement in the event of a default may be limited to repossession or sale of such property), (d) all indebtedness of the Debtor secured by a purchase money mortgage or property of the Debtor or other lien to secure all or part of the purchase price of property of the Debtor subject to such mortgage or lien, (e) all obligations of the Debtor under leases which shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which the Debtor is liable as lessee, (f) any liability of the Debtor in respect of banker's acceptances or letters of credit, (g) any indebtedness, whether or not assumed by the Debtor, secured by Liens on property acquired by the Debtor at the time of acquisition thereof and
(h) all indebtedness of the type referred to in clause (a), (b), (c), (d),
(e), (f) or (g) above which is directly or indirectly guaranteed by the Debtor or which the Debtor has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Debtor has otherwise assured a creditor against loss.

     "Inventory" means all raw materials, work in progress or finished goods of the Debtor.

     "Inventory Report" has the meaning specified in Section 2.5(c) hereof.

     "Latest Balance Sheet" has the meaning specified in Section 3.1.7 hereof.

     "Liens" means any mortgage, trust, deed, pledge, charge, security interest, lien, claim or encumbrance of any kind whatsoever.

     "Lockbox Account" means the lockbox account maintained by the Debtor in connection with the Debtor's obligations to the Secured Party, and the lockbox arrangement with respect thereto.

     "Person" means a natural person, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other entity, or a governmental entity or any department, agency or political subdivision thereof.

     "Proprietary Rights" means all (a) patents, patent applications, patent disclosures and inventions, (b) trademarks, service marks, trade dress, trade names and corporate names and registrations and applications for registration thereof, (c) copyrights (registered or unregistered) and registrations and applications for registration thereof, (d) computer software, data, databases and documentation, (e) trade secrets and other confidential information (including, but not limited to, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information, (f) other intellectual property rights and (g) copies and tangible embodiments thereof (in whatever form or medium).

     "Purchase Price" means the Adjusted Cash Purchase Price plus the Escrow Amount (Debtor).

     "Purchased Accounts Receivable" means all accounts receivable of the Debtor outstanding as of the Closing.

     "Purchased Accounts Receivable Value" means the gross value of the Debtor's accounts receivable shown on the Closing Date A/R Aging Report, minus (i) the amount of the Debtor's Closing Date accounts receivable accrual, which shall mean the amount of the Debtor's accounts receivable as of the Closing Date for direct installations to be performed by the Debtor but not yet completed, (ii) the amount of the Debtor's accounts receivable as of the Closing Date for installations to be performed by indirect dealers of the Debtor but not yet completed, (iii) the amount of the Debtor's commission offsets as of the Closing Date, which shall mean the amount of the Debtor's total accounts payable and accrued commissions to indirect dealers that are directly offsetable against accounts receivable due from such dealers related to customers for whom installation fees and commissions have accrued, and
(iv) $290,000, representing an allowance for bad debts and service orders.

     "Purchased Accounts Receivable Value Report" has the meaning specified in Section 2.5(b) hereof.

     "Purchased Assets" has the meaning specified in Section 2.1 hereof, subject to Section 2.2 hereof.

     "Purchased Fixed Assets" means that certain machinery and equipment of the Debtor described in the Appraisal, having an aggregate orderly liquidation value of $705,905.

     "Purchased Inventory" means all Inventory as of the Closing.

     "Purchased Inventory Value" means the aggregate book value of the Purchased Inventory as of the Closing Date as established by the Inventory Report, minus an allowance of $402,200.

     "Purchaser" means C Core, Inc., a Utah corporation.

     "Secured Party Minimum Payout" has the meaning specified in Section 2.5(a) hereof.

     "Subordinated Debt Purchaser" means BOCCC, Inc. a Utah corporation.

     "Subsidiary" means, with respect to any Person, any corporation, association or other Person of which securities or other ownership interest representing fifty percent (50%) or more of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries.

     "Third Party Consents" has the meaning specified in Section 3.1.6(b).

     "WARN Act" has the meaning specified in Section 2.6.

     SECTION 1.2 Rules of Construction. The following provisions shall be applied wherever appropriate herein:

          (a) "herein", "hereby", "hereunder", "hereof" and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;

          (b) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;

          (c) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

          (d) all accounting terms not specifically defined herein shall be construed in accordance with GAAP;

          (e) neither this Agreement nor any other agreement, document or instrument referred to herein or executed and delivered in connection herewith shall be construed against either party as the principal draftsperson hereof or thereof;

          (f) all references or citations in this Agreement to statutes or regulations or statutory or regulatory provisions shall, when the context requires, be considered citations to such statutes, regulations or provisions as in effect from time to time, including any successor statutes, regulations or provisions directly or indirectly superseding such statutes, regulations or provisions;

          (g) any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless another agreement is specified; and

         (h) the Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement.

                                ARTICLE II

                        SALE AND PURCHASE OF ASSETS

     SECTION 2.1 Assets to be Sold. Upon the terms and subject to the conditions herein set forth, on the Closing Date, the Secured Party shall sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase from the Secured Party for the consideration hereinafter set forth all of the right, title and interest of the Debtor in and to:

     (a) Accounts: all accounts, contract rights, chattel paper, instruments, and documents owned by the Debtor or in which the Debtor has any interest;

     (b) Inventory: all of the Debtor's Inventory, including, but not limited to, all goods intended for sale or lease by the Debtor, or for display or demonstration; all work in process, all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing, or furnishing of such goods or otherwise used or consumed in the Debtor's business; and all documents evidencing any General Intangibles relating to any of the foregoing;

     (c) Equipment: all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles, and other tangible personal property (other than Inventory) of every kind and description used in the Debtor's operations or owned by the Debtor or in which the Debtor has an interest, wherever located, and all parts, accessories, and special tools; and

     (d) General Intangibles: all personal property of the Debtor (including things in action) other than goods, accounts, chattel paper, documents, instruments, and money.

The Debtor acknowledges that the foregoing includes the Debtor's right, title and interest in and to all the assets of the Debtor owned on and as of the Closing, other than the Excluded Assets, whether tangible, intangible, real, personal, fixtures or mixed including, but not limited to, the Debtor's supplies, Proprietary Rights, goodwill, licenses, permits, approvals and authorizations and business and technical records (including proprietary and other records), the Lockbox Account and all amounts received pursuant to the lockbox arrangement therefor and deposits therein, the Purchased Accounts Receivable, the Purchased Inventory, the Debtor's rights under all Assigned Contracts and the Debtor's right, title and interest in and to the name "The CenterCore Group, Inc.". The assets of the Debtor described in this Section
2.1 are hereinafter collectively referred to as the "Purchased Assets".

     SECTION 2.2 Excluded Assets. The term "Purchased Assets" shall not include the following (the "Excluded Assets"): the Business Real Estate, the Debtor's corporate existence, certificate of incorporation, corporate seals, minute books, stock books and other corporate records, the Debtor's cash on hand and cash equivalents other than deposits in the Lockbox Account and all amounts received pursuant to the lockbox arrangement therefor, the Debtor's rights under all contracts and agreements other than Assigned Contracts and all other assets of the Debtor identified on Schedule 2.2 attached hereto.

     SECTION 2.3	Consideration.  As consideration for the Purchased Assets
at the Closing, the Purchaser shall:

          (i) Pay to the Secured Party the Estimated Cash Purchase Price (which shall not be less than the Secured Party Minimum Payout), payable by wire transfer to an account designated by the Secured Party;

          (ii) Deposit the Escrow Amount (Debtor) in the escrow account established pursuant to the Escrow Agreement (Debtor); and

          (iii) Assume on the Closing Date and thereafter satisfy and discharge the Debtor's liabilities, obligations and contractual commitments first to be performed after the Closing Date under the Assigned Contracts; provided, however, that any such assumption by the Purchaser of an Assigned Contract shall become effective if, and at such time as, the Purchaser receives all consents, certifications, qualifications and approvals (including, but not limited to, all Third Party Consents) necessary to perform the liabilities, obligations and contractual commitments under such Assigned Contract. Except as expressly provided in this subsection (iii), the Purchaser will neither assume nor be deemed to have assumed any liabilities, obligations, Indebtedness or contractual commitments of the Debtor. Without limiting the generality of the foregoing, the Purchaser does not assume any liabilities or Indebtedness of the Debtor (including, but not limited to, any obligation of the Debtor for severance or other benefits to or for the benefit of employees of the Debtor, pursuant to any benefit plans of the Debtor, or otherwise, to any lender to the Debtor or to any taxing authority).

     SECTION 2.4 Closing. The Closing shall take place at the offices of Hopkins & Sutter, Three First National Plaza, Suite 4100, Chicago, Illinois, at 10:00 a.m. local time on April 9, 1999 unless otherwise agreed to in writing by the Secured Party, the Purchaser and the Debtor. The date on which the Closing actually occurs is referred to as the "Closing Date."

     SECTION 2.5 Post-Closing Adjustment. (a) As promptly after the Closing as reasonably practicable and, in any event, within two (2) days after the Closing, after using the Estimated Cash Purchase Price for the satisfaction in full and complete discharge (except to the extent the Secured Party later may be required to disgorge any portion of the Secured Party Minimum Payout) of all principal, interest and fee and related claims of the Secured Party against the Debtor (less a 2.5% discount) (such amount, the "Secured Party Minimum Payout"), the Secured Party shall (i) use the remaining portion of the Estimated Cash Purchase Price, if any, to deposit the Escrow Amount (Holdback) into the escrow account established pursuant to the Escrow Agreement (Holdback) and (ii) pay any balance remaining thereafter to the Debtor.

     (b) Within three (3) business days after the Closing, the Debtor shall deliver to the Purchaser the Closing Date A/R Aging Report. Within twenty-one (21) calendar days after the Closing, the Debtor shall deliver to the Purchaser a report setting forth in detail the Debtor's calculation of the Purchased Accounts Receivable Value (the "Purchased Accounts Receivable Value Report").

     (c) As promptly after the Closing as reasonably practicable, the Debtor and its representatives shall conduct a physical inventory at the Debtor's plant and prepare and deliver to the Purchaser within fourteen (14) calendar days after the Closing a report of such inventory, which shall contain the Debtor's determination of the Purchased Inventory Value as of the Closing Date (the "Inventory Report"). The inventory will be conducted by the Debtor and its representatives and may be observed by representatives of the Purchaser, including Purchaser's independent certified public accountants.

     (d) As promptly after the Closing as reasonably practicable, the Purchaser and its representatives shall conduct an inventory at the Debtor's plant of those Purchased Fixed Assets having an individual value in excess of $1,000 as reflected on the Appraisal. Within fourteen (14) calendar days after the Closing, the Purchaser shall prepare and deliver to the Debtor a report of such inventory, which shall contain the Purchaser's determination of those Purchased Fixed Assets that are located at the Debtor's plant in Plainfield, New Jersey (the "Fixed Asset Report"). The inventory will be conducted by the Purchaser and its representatives and may be observed by representatives of the Debtor.

     (e) Within seven (7) calendar days after (i) receipt by the Purchaser of each of the Closing Date A/R Aging Report, the Purchased Accounts Receivable Value Report and the Inventory Report, or (ii) receipt by the Debtor of the Fixed Asset Report, the party that received such report (the "Notifying Party") shall notify the party that prepared such report (the "Preparing Party") in writing of any objection to such report, indicating those matters as to which it objects and the reasons for such objections.
Any dispute with respect to any of the Closing Date A/R Aging Report, the Purchased Accounts Receivable Value Report, the Inventory Report or the Fixed Asset Report which is not resolved by the parties hereto within seven (7) calendar days after the Notifying Party notifies the Preparing Party of its objections shall be submitted to the Arbitrator for resolution and the parties hereto shall cooperate in connection therewith to the end that any such dispute shall be resolved as soon as practicable and in any event no later than sixty (60) calendar days after the Closing Date. The fees and expenses, if any, of the Arbitrator shall be shared equally by the Debtor and the Purchaser. If the parties succeed in resolving any dispute by negotiation, or if the Arbitrator renders a decision, then the revised statement as agreed to by the parties or as determined by the Arbitrator shall be deemed to be the Closing Date A/R Aging Report, the Purchased Accounts Receivable Value Report, the Inventory Report or the Fixed Asset Report, as the case may be, and shall be binding upon the parties.

     (f)  (i)     If the Purchased Accounts Receivable Value as of the
Closing Date as determined based on the Purchased Accounts Receivable Value Report exceeds $3,094,000, the Purchaser shall pay an amount equal to such excess to the Debtor. Alternatively, if the Purchased Accounts Receivable Value as of the Closing Date as determined based on the Purchased Accounts Receivable Value Report is less than $3,094,000, the Purchaser shall be entitled to recover such shortfall from the funds in the escrow account established pursuant to the Escrow Agreement (Holdback).

          (ii) If the Purchased Inventory Value as of the Closing Date as determined based on the Inventory Report exceeds $1,200,000, the Purchaser shall pay an amount equal to such excess to the Debtor. Alternatively, if the Purchased Inventory Value as of the Closing Date as determined based on the results of the Inventory Report is less than $1,200,000, the Purchaser shall be entitled to recover such shortfall from the funds in the escrow account established pursuant to the Escrow Agreement (Holdback).

          (iii) If the Fixed Asset Report determines that any Purchased Fixed Asset described in the Appraisal with a value in excess of $1,000 is not present at the Debtor's plant, the Purchaser shall be entitled to recover the value of such Purchased Fixed Asset as set forth in the Appraisal from the funds in the escrow account established pursuant to the Escrow Agreement (Holdback).

     (g) After the adjustments to the Estimated Cash Purchase Price have been made pursuant to Section 2.5(f), the funds remaining in the escrow account established pursuant to the Escrow Agreement (Holdback) shall be disbursed to the Debtor, for further distribution by the Debtor to its creditors.

     SECTION 2.6 Employees. The Debtor shall be responsible for all obligations under the Worker Adjustment and Retraining Notification Act (the "WARN Act") and any state counterpart thereof in connection with or resulting from the transactions contemplated hereby. At the Closing, the Debtor and the Purchaser shall enter into the Employee Leasing Agreement, pursuant to which the Purchaser shall be entitled to use certain employees of the Debtor for the period and on the terms set forth in the Employee Leasing Agreement.

     SECTION 2.7 Cash Collateral. Upon receipt of the consideration pursuant to Section 2.3(i), the Secured Party, at the direction of the Cash Collateral Providers, shall release the cash collateral held by the Secured Party pursuant to the Amended and Restated Cash Collateral Agreement dated October 12, 1998, and deposit the Cash Collateral Amount into the escrow account established pursuant to the Escrow Agreement (Cash Collateral).


                                ARTICLE III

                       REPRESENTATIONS AND WARRANTIES

     SECTION 3.1 Representations and Warranties of the Debtor. To induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Debtor hereby represents and warrants to the Purchaser that:

          3.1.1 Organization and Power of the Debtor. The Debtor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Debtor has the power and authority to own its properties, carry on the Business and to consummate the transactions contemplated hereby.

          3.1.2 Authorization and Enforceability. All action on the part of the Debtor, its directors and shareholders necessary for the authorization, execution, delivery and performance by the Debtor of this Agreement, and the consummation of the transactions contemplated hereby, has been taken. This Agreement has been duly executed by the Debtor and is a legal, valid and binding obligation of the Debtor, enforceable against the Debtor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally or by the availability of equitable remedies.

          3.1.3 Title to and Condition of Assets. Subject to the rights of the Secured Party, the Debtor has good title to all the Purchased Assets, free and clear of all Liens, other than the Liens granted in favor of the Secured Party and Liens described on Schedule 3.1.3. To the best of the Debtor's knowledge, there are no conditions or events which would materially prevent continued normal operation or use of the Purchased Assets or would otherwise adversely affect the use of the Purchased Assets as currently employed by the Debtor. The Purchased Assets are in good operating condition, ordinary wear and tear excepted (where appropriate) and are adequate for the present uses thereof. Since February 28, 1999, the Debtor has not suffered an extraordinary loss or knowingly waived any right of material value with respect to the Purchased Assets or suffered any material damage, destruction or casualty loss with respect to the Purchased Assets, whether or not covered by insurance.

          3.1.4 Business Real Estate. Schedule 3.1.4 lists all real property, and improvements relating to, leased or used by the Debtor in the conduct or operation of the Business (the "Business Real Estate"). The Debtor does not own any real property.

          3.1.5 Taxes. Except as set forth on Schedule 3.1.5, to the best of the Debtor's knowledge, the Debtor has duly filed all tax reports and returns (including, but not limited to, all federal, state, local and foreign income tax, franchise tax, gross receipts, sales tax, use tax, occupational tax, wage and payroll tax and real and personal property tax returns) required to be filed by the Debtor (which reports and returns were true and correct in all material respects) and has duly paid all taxes and other charges (including, but not limited to, customs duties) owed by the Debtor to, or claimed to be due from the Debtor by, any federal, state, local or foreign taxing authority, in each case the failure of which to file or pay would create or result in a Lien on any of the Purchased Assets. To the best of the Debtor's knowledge, the Debtor has withheld all taxes and other amounts required to be withheld by it by any federal, state, local or foreign taxing authority, the failure of which to withhold would create or result in a Lien on any of the Purchased Assets. All deficiencies, if any, proposed or indicated as a result of any examinations have been paid or settled, including any state, local or foreign taxes and other amounts resulting therefrom, the failure of which to pay or settle would create or result in a Lien on any of the Purchased Assets.

          3.1.6 Contracts. (a) Attached hereto as Schedule 3.1.6(a) is a true and correct list of all Assigned Contracts. Accurate and complete copies of all such contracts (including written summaries of any oral contract) have heretofore been made and delivered to the Purchaser. All Assigned Contracts are valid and in full force and effect. The Debtor is not in default, and has not been notified by any other party that it is in default, under any Assigned Contract and, to the best of the Debtor's knowledge, no other party to any Assigned Contract is in default thereunder.

               (b) Attached hereto as Schedule 3.1.6(b) is a true, correct and complete list of all Third Party Consents required to assign the rights of the Debtor under the Assigned Contracts to the Purchaser as of the Closing, and no consent of any other Person is required (the "Third Party Consents").

          3.1.7 Accounts Receivable. The accounts receivable of the Debtor shown on the unaudited balance sheet of the Debtor as of February 28, 1999 (the "Latest Balance Sheet") or arising in the ordinary course of business after February 28, 1999, represent bona fide receivables due to the Debtor reduced by estimated uncollectible accounts, are reasonable, are recorded correctly on the books and records of the Debtor, and are based upon the Debtor's past experience. Since the date of the Latest Balance Sheet, the Debtor has not canceled (or accelerated) or agreed to cancel (or accelerate) any receivable of the Debtor except in the ordinary course of business. The Purchased Accounts Receivable Value Report shall be true and correct in all respects. The Debtor makes no representation as to the collectibility of any of its accounts receivable.

         3.1.8 Litigation. Except as set forth on Schedule 3.1.8 and except for claims threatened by creditors or vendors of the Debtor, there are no claims, actions, suits, proceedings or investigations pending or, to the best of the Debtor's knowledge, threatened against the Debtor relating to any of the Purchased Assets or the Business before any court or any administrative, governmental or regulatory body or authority, domestic or foreign. Neither the Debtor nor any of its officers, directors, shareholders, agents or employees is subject to any order, judgment, injunction or decree relating to any of the Purchased Assets or the Business. Except as set forth on Schedule 3.1.8, No complaint has been filed, and there is no pending or, to the best of the Debtor's knowledge, threatened proceeding or investigation, involving an alleged violation of any federal, state, local or foreign law relating to any of the Purchased Assets or the Business and, to the best of the Debtor's knowledge, there is no basis for any such claim, action, suit, proceeding, investigation, order, judgment, injunction, decree or complaint.

           3.1.9 Environmental Matters. Except as set forth on Schedule 3.1.9, to the best of the Debtor's knowledge, (a) the Debtor has complied, and is currently in compliance, in all material respects with all, and neither the Debtor nor any assets owned, leased or operated by the Debtor (including, without limitation, the Business Real Estate or any part thereof) are in violation of any, Environmental Laws, (b) the Debtor has obtained and complied in all material respects with all necessary permits, licenses and other approvals required by Environmental Laws for the operation of the Business, and (c) there are no pending or, to the best of the Debtor's knowledge, threatened actions, claims, suits or investigations against the Debtor in connection with the Business or involving any assets owned, leased or operated by the Debtor in connection with the Business (including, but not limited to, the Business Real Estate or any part thereof) under any of the Environmental Laws, and the Debtor has not received any notice in any form of such pending or threatened actions, claims, suits or investigations.

          3.1.10 Absence of Conflicts. Neither the execution and delivery of either this Agreement or any other agreement or instrument referred to in this Agreement between the parties hereto, nor the consummation of the transactions provided for herein or therein, or the fulfillment by the Debtor or the Secured Party of the terms hereof or thereof, will (a) conflict with or result in a breach of any provision of the Debtor's certificate of incorporation or by-laws or (b) result in a conflict or default or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Assigned Contract.

          3.1.11  Governmental Consents.  Except as set forth on
Schedule 3.1.11 attached hereto, all consents, approvals, qualifications, licenses, orders or authorizations of, or filings with or other action by, any local, state, federal or foreign governmental authority required in connection with the Debtor's valid execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been obtained or made.

          3.1.12  Employee Benefit Plans.  Except as set forth on
Schedule 3.1.12 attached hereto, the Debtor is not obligated under or a party to any qualified or non-qualified profit-sharing, deferred compensation, bonus, stock option, stock ownership, stock purchase, phantom stock, pension, multiemployer, employment, consulting, retirement, welfare, cafeteria or incentive plan, agreement or practice, or any plan or agreement or practice providing for "fringe benefits" to its employees, including, but not limited to, vacation, sick leave, salary continuation, service awards, severance pay, welfare, medical, hospitalization, disability, life insurance, other insurance plans, or related benefits. The Debtor acknowledges and agrees that the Purchaser is neither assuming nor agreeing to be bound by (a) any of the Debtor's employee benefit plans, as said term is defined in Section 3(3) of ERISA, (b) any of the Debtor's qualified or non-qualified profit-sharing, deferred compensation, bonus, stock option, stock ownership, stock purchase, phantom stock, pension, multiemployer, employment, consulting, retirement, welfare, cafeteria or incentive plans, agreements or practices, (c) any plan or agreement or practice providing for "fringe benefits" to the Debtor's employees, including, but not limited to, vacation, sick leave, salary continuation, service awards, severance pay, welfare, medical, hospitalization, disability, life insurance, other insurance plans, or related benefits, or (d) any obligations or liabilities with respect to any of the foregoing.

          3.1.13 Books and Records. All files, records and incidental documentation of the Debtor (including, but not limited to, all contracts, computer records, general ledgers, books and records, customer lists, contract information, credit records and other information maintained by the Debtor) with respect to the Debtor or the Purchased Assets are kept in the ordinary course of business in accordance with the Debtor's customary business practice.

          3.1.14 Corporate Names. The Debtor has not used or is not currently using any corporate or fictitious name other than "The CenterCore Group, Inc."

         3.1.15 Licenses and Permits. To the best of the Debtor's knowledge, attached hereto as Schedule 3.1.15 is a complete and accurate list and description of all licenses, permits and other authorizations of governmental authorities, domestic and foreign, and other third Persons used and held by the Debtor in the conduct of the Business. To the best of the Debtor's knowledge, except for the licenses, permits, and authorizations set forth and described on Schedule 3.1.15 attached hereto, all of which are held by the Debtor, the ownership or use of the Purchased Assets neither requires nor is dependent on any license, permit or other authorization, written or oral. The Debtor has not received any notice (nor, to the best of the Debtor's knowledge, is there any reason to believe) that revocation is being considered with respect to any of such licenses, permits or authorizations.

          3.1.16 Insurance. Attached hereto as Schedule 3.1.16 is a true and correct description of all insurance maintained by the Debtor relating to the Purchased Assets or the Business, including policy amounts and terms. Except as set forth on Schedule 3.1.16, all such policies are in full force and effect, all premiums due thereon have been paid, and the Debtor has complied in all material respects with the provisions of its respective policies. There is no default with respect to any provision contained in any such policy, and there has not been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. The Debtor has maintained, and currently maintains, all insurance required by law or contract in connection with, or otherwise necessary for, the operation of the Business as conducted by the Debtor, including, but not limited to, workmen's compensation insurance.

          3.1.17 Proprietary Rights. (a) Schedule 3.1.17 sets forth a complete and correct list of: (i) all patented or registered Proprietary Rights, if any, owned or used by the Debtor relating to the Business; (ii) all pending patent applications or applications for registration of Proprietary Rights filed by the Debtor relating to the Business; (iii) all trade names and unregistered trademarks and service marks owned or used by the Debtor relating to the Business; (iv) all material unregistered copyrights (including, but not limited to, computer programs, databases, and documentation related thereto) and mask works owned or used by the Debtor relating to the Business; and (v) all licenses or similar agreements or arrangements for the Proprietary Rights (other than licenses for commercially available software and databases) to which the Debtor is a party and relating to the Business, either as licensee or licensor, in each case identifying the subject Proprietary Rights and the parties thereto.

               (b) (i) The Debtor owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, the Proprietary Rights necessary for the operation of the Business as currently conducted, subject only to the Liens in favor of the Secured Party; (ii) no claim by any third Person contesting the validity, enforceability, use or ownership of any of the Proprietary Rights by the Debtor has been made, is currently outstanding or, to the best of the Debtor's knowledge, is threatened, and there are no grounds for the same; (iii) the loss or expiration of any Proprietary Right is not pending or threatened or reasonably foreseeable; (iv) the Debtor has not received any notices of, nor is the Debtor aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third Person with respect to the Proprietary Rights (including, but not limited to, any demand or request that the Debtor license any rights from a third Person); and (v) the Debtor has not infringed, misappropriated or otherwise conflicted with any intellectual property rights or other rights of any third Persons, and the Debtor is not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Business by the Purchaser after the Closing.

          3.1.18 Compliance with Laws. Except as set forth on Schedule 3.1.18, to the best of the Debtor's knowledge, the Debtor has complied in all material respects with all laws, ordinances, requirements, regulations, rules or orders applicable to the Business, the Purchased Assets or the Business Real Estate. The Debtor is not subject to any continuing court or administrative order, writ, injunction or decree, applicable specifically to it or to the Purchased Assets or the Business, and, to the best of the Debtor's knowledge, is not in default with respect to any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign. Except as set forth on Schedule 3.1.18, no notices of any violations of any laws, rules, regulations or ordinances relating to any of the Purchased Assets, the Business or the Business Real Estate have been received by the Debtor, and the Debtor has not received any notice from any federal, state, local or foreign governmental agency that any of the Purchased Assets, the Business Real Estate or the products sold or services provided by the Business are not in compliance with or do not meet the standards of all applicable laws, rules, regulations and ordinances.

          3.1.19 Fees and Commissions. Other than Stump & Company, whose fee will be paid by the Debtor, the Debtor has not retained any finder, broker, agent, financial advisor or other intermediary in connection with the transactions contemplated by this Agreement.

          3.1.20 Inventory. The Inventory shown on the Latest Balance Sheet was owned by the Debtor on the date of the Latest Balance Sheet, and, since the date of the Latest Balance Sheet, the Debtor has not sold or otherwise disposed of, or acquired, any Inventory except in the ordinary course of business consistent with past practice (without limiting the generality of the foregoing, the Debtor has not shipped Inventory except in bona fide arm's-length transactions in the ordinary course of business consistent with past practice). The Purchased Inventory was manufactured in accordance with all applicable laws and regulations. The value at which the Inventory is carried on the books and records of the Debtor was determined in a manner consistent with Debtor's past policies and procedures, consistently applied, and reflects the normal and customary inventory valuation policy utilized by the Debtor. The Purchased Inventory consists of items which are of merchantable quality and are commercially salable in the ordinary course of business.

          3.1.21 Debt to the Purchaser. There are currently no outstanding amounts owed by the Debtor to the Purchaser, and the sale of the Purchased Assets pursuant to this Agreement was not made for any antecedent debt of the Debtor to the Purchaser or any Affiliate of the Purchaser.

     SECTION 3.2 Representations and Warranties of the Purchaser. To induce the Debtor to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser hereby represents and warrants to the Secured Party and the Debtor that:

          3.2.1 Organization and Power of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. The Purchaser has the corporate power and authority to enter into this Agreement and to perform the transactions contemplated herein.

          3.2.2 Authorization and Enforceability. All corporate action on the part of the Purchaser and its shareholders and directors necessary for the authorization, execution, delivery and performance by the Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, has been taken. This Agreement has been duly executed by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally or by the availability of equitable remedies.

          3.2.3 Consents. All consents, approvals, qualifications or authorizations of, or filings with, or other action by, any local, state, federal or foreign governmental authority required in connection with the Purchaser's valid execution, delivery and performance of this Agreement have been obtained or made.

          3.2.4 Absence of Conflicts. The execution and delivery by the Purchaser of this Agreement and all other agreements and instruments to be executed and delivered by the Purchaser in connection herewith, the consummation by the Purchaser of the transactions provided for herein and therein and contemplated hereby or thereby, and the fulfillment by the Purchaser of the terms hereof and thereof, will not (a) conflict with or result in a breach of any provision of the articles of incorporation of the Purchaser or (b) violate any law, judgment, order, writ, injunction, decree, statute, rule or regulation of any court, administrative agency, authority, department or other governmental entity applicable to the Purchaser.

          3.2.5 Fees and Commissions. Neither the Purchaser nor any Person acting on behalf of the Purchaser has retained any finder, broker, agent, financial advisor or other intermediary in connection with the transactions contemplated by this Agreement.

     SECTION 3.3 Representations and Warranties of the Secured Party. To induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Secured Party hereby represents and warrants to the Purchaser that:

          3.3.1 Organization and Power of the Secured Party. The Secured Party is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island. The Secured Party has the corporate power and authority to enter into this Agreement and to perform the transactions contemplated herein.

          3.3.2 Authorization and Enforceability. All corporate action on the part of the Secured Party and its shareholders and directors necessary for the authorization, execution, delivery and performance by the Secured Party of this Agreement, and the consummation of the transactions contemplated hereby, has been taken. This Agreement has been duly executed by the Secured Party and is a legal, valid and binding obligation of the Secured Party, enforceable against the Secured Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally or by the availability of equitable remedies.

          3.3.3 No Violation. The execution and delivery by the Secured Party of this Agreement and all other agreements and instruments to be executed and delivered by the Secured Party in connection herewith, the consummation by the Secured Party of the transactions provided for herein and therein and contemplated hereby or thereby, and the fulfillment by the Secured Party of the terms hereof and thereof, will not violate any law, judgment, order, writ, injunction, decree, statute, rule or regulation of any court, administrative agency, authority, department or other governmental entity applicable to the Secured Party.

     SECTION 3.4 Survival of Representations and Warranties. The representations and warranties made by the Debtor under Sections 3.1.5, 3.1.9 and 3.1.12 hereof shall survive the Closing and the consummation of the transactions provided for herein and shall remain effective, notwithstanding any investigation or access to information at any time by or on behalf of any party hereto, for a period equal to the applicable statute of limitations period. All other representations and warranties made by the Debtor and the Purchaser shall survive the Closing and the consummation of the transactions provided for herein and shall remain effective, notwithstanding any investigation or access to information at any time by or on behalf of any party hereto, until the first anniversary of the Closing Date.

                                 ARTICLE IV

                         CONDITIONS TO THE CLOSING

     SECTION 4.1	  Conditions to Obligations of Each Party.  The obligation
of the Debtor, the Secured Party and the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of each of the following conditions:

          4.1.1 No Injunction. On the Closing Date, there shall be no action, suit, proceeding, injunction, order or decree of any nature in or of any court or governmental agency or body of competent jurisdiction that is pending or in effect that challenges, restrains or prohibits the consummation of the transactions contemplated by this Agreement.

          4.1.2 Regulatory Authorizations. Other than with respect to the GSA Contracts and any notices and approvals required by the State of New Jersey pursuant to the New Jersey Industrial Site Recovery Act, all consents, approvals, authorizations and orders of federal, state, local and foreign governmental and regulatory authorities necessary to consummate the transactions contemplated by this Agreement shall have been obtained.

     SECTION 4.2 Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment of each of the following conditions:

          4.2.1 Representations and Warranties; Performance. (a) The representations and warranties set forth in this Agreement made by the Debtor shall be true and correct in all material respects; (b) the Debtor shall have performed all obligations and complied with all covenants and agreements required to be performed or to be complied with by it under this Agreement in all material respects; and (c) the Purchaser shall have received a certificate dated the Closing Date and signed by the Vice President of the Debtor to all such effects and such other matters as the Purchaser shall have reasonably requested.

          4.2.2  Consents.  The Third Party Consent described on Schedule
3.1.6 as "Consent of Mellon Bank to assignment of Lockbox Agreements", shall have been obtained and delivered to the Purchaser.

          4.2.3 Secretary's Certificate. At the Closing, the Debtor shall have delivered to the Purchaser copies of each of the following, in each case certified to be in full force and effect on the Closing Date by the Secretary of the Debtor:

               (i) the certificate of incorporation of the Debtor as of the Closing, certified by the Secretary of State of the State of Delaware as of a date not more than ten (10) days prior to the Closing Date;

               (ii)    the by-laws of the Debtor; and

               (iii) resolutions of the Board of Directors of the Debtor, the form and substance of which are reasonably satisfactory to the Purchaser, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

          4.2.4	Good Standing Certificates.  At the Closing, the Debtor
shall have delivered to the Purchaser a certificate of good standing with respect to the Debtor as of a date not more than ten (10) days prior to the Closing from the Secretary of State of the State of Delaware.

          4.2.5 No Adverse Litigation. As of the Closing Date, except for claims threatened by creditors or vendors of the Debtor and except as disclosed on Schedule 3.1.8, no suit, action or claim shall have been instituted, threatened, taken or presented which results or reasonably may be expected to result (a) in any or all of the transactions contemplated hereby being enjoined or declared unlawful or (b) in the Purchaser being deprived of its interest, in whole or in part, in any of the Purchased Assets or the Business Real Estate.

          4.2.6 Delivery of the Purchased Assets. At the Closing, the Debtor shall make available to the Purchaser legal and actual possession of the Purchased Assets, together with any keys, key cards, combinations, access devices, alarm systems and related codes and other rights of access to the Purchased Assets.

          4.2.7 Additional Deliveries. At the Closing, the Debtor and the Secured Party, as applicable, will also deliver (or cause to be delivered) the following items to the Purchaser:

               (a) a bill of sale and assignment, in substantially the form attached hereto as Exhibit E (the "Bill of Sale"), conveying the Purchased Assets to the Purchaser, executed and delivered by the Secured Party;

               (b) one or more assignment agreements, each in a form acceptable to the Purchaser, executed and delivered by the Secured Party with respect to the assignment of certain of the Proprietary Rights;

               (c)  the Employee Leasing Agreement;

               (d)  the Certificate of Amendment; and

               (e) such other documents as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

          4.2.8	Escrow Agreements.  As of Closing, (a) the Purchaser and
the Debtor shall have entered into the Escrow Agreement (Debtor), (b) the Purchaser and the Cash Collateral Providers shall have entered into the Escrow Agreement (Cash Collateral) and the Escrow Amount (Cash Collateral) shall be deposited into the escrow account established pursuant to the Escrow Agreement (Cash Collateral) from cash collateral released by the Secured Party and (c) the Purchaser and the Debtor shall have entered into the Escrow Agreement (Holdback).

          4.2.9 Employees. The Debtor shall have delivered all notices required by the WARN Act relating to a "plant closing" and/or "mass layoff" (as such terms are defined in the WARN Act).

          4.2.10 Proceedings and Documents. As of the Closing Date, all corporate and other proceedings in connection with the transactions contemplated hereby, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser shall have received at or prior to the Closing all such documents as it shall have requested.

     SECTION 4.3 Conditions Precedent to Obligations of the Debtor and the Secured Party. The obligation of the Debtor and the Secured Party to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

          4.3.1 Representations and Warranties; Performance. (a) The representations and warranties set forth in this Agreement made by the Purchaser shall be true and correct in all material respects; (b) the Purchaser shall have performed all obligations and complied with all covenants and agreements required to be performed or to be complied with by it under this Agreement in all material respects; and (c) the Debtor and the Secured Party shall have received a certificate dated the Closing Date and signed by the president of the Purchaser to all such effects and such other matters as either the Debtor or the Secured Party shall have reasonably requested.

          4.3.2 Secretary's Certificate. At the Closing, the Purchaser shall have delivered to the Debtor and the Secured Party copies of resolutions of the Board of Directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, certified to be in full force and effect on the Closing Date by the Secretary of the Purchaser.

          4.3.3 Additional Deliveries. At the Closing, the Purchaser will also deliver (or cause to be delivered) the following items to the Debtor:

               (a)  the Escrow Agreement (Cash Collateral);

               (b)  the Escrow Agreement (Debtor);

               (c)  the Escrow Agreement (Holdback); and

               (d)  the Employee Leasing Agreement.

          4.3.4 Proceedings and Documents. As of the Closing Date, all corporate and other proceedings in connection with the transactions contemplated hereby, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in form and substance to the Debtor and the Secured Party, and the Debtor and the Secured Party shall have received at or prior to the Closing all such documents as they shall have requested.

                                 ARTICLE V

                           POST-CLOSING COVENANTS

     SECTION 5.1 Name Change of the Debtor. Immediately after the Closing, the Debtor shall amend its certificate of incorporation so as to change its name to a dissimilar name not utilizing the phrase "The CenterCore Group, Inc." or any variation thereof and shall forever cease and refrain from utilizing, or doing business as or under, or otherwise exploiting, the name "The CenterCore Group, Inc." or any variations thereof. The Debtor shall deliver to the Purchaser at the Closing a certificate of amendment to the certificate of incorporation of the Debtor, duly executed by the appropriate officers of the Debtor and in an appropriate form for effectuating the foregoing and for filing in the State of Delaware, for filing by the Purchaser after the Closing (the "Certificate of Amendment").

     SECTION 5.2 Post-Closing Consents. The Debtor agrees to use its best efforts, and to cooperate with the Purchaser in efforts, to obtain all Third Party Consents which, despite the best efforts of the Debtor, have not been obtained prior to the Closing, including, but not limited to, Third Party Consents relating to the GSA Contracts.

     SECTION 5.3 Purchased Accounts Receivable. (a) The Debtor shall furnish the Purchaser with a complete list of all Purchased Accounts Receivable at the Closing Date. If either the Debtor or the Secured Party receives any payments with respect to the Purchased Accounts Receivable, it shall deliver such payment in the form received to the Purchaser within two days of its receipt thereof. Neither the Debtor nor the Secured Party shall have any claims, defenses or rights to set-off with respect to any such payments. Neither the Debtor nor the Secured Party shall endorse or deposit any checks or other instruments received in payment of the Purchased Accounts Receivable. Any money received by the Debtor from any Person who is liable for any of the Purchased Accounts Receivable, whether such Person has other liabilities or obligations to the Debtor, shall be delivered to the Purchaser to be applied first against such Purchased Accounts Receivable before any other payment by such Person to the Debtor.

          (b) In furtherance of paragraph (a) above and not in limitation thereof, the Debtor, effective upon the Closing Date, hereby constitutes and appoints the Purchaser and its successor and assigns as the attorney-in-fact of the Debtor with full power of substitution, to execute, sign, endorse, or deliver, in the Debtor's name, notes, checks, drafts or other instruments for the payment of money and receipts or any other document necessary to evidence, collect, or otherwise realize upon any Purchased Accounts Receivable and to institute and prosecute, in the name of the Debtor or the

Purchaser but on behalf of and for the benefit of the Purchaser, and at the expense of the Purchaser, all proceedings and actions which the Purchaser may deem desirable to collect, assert or enforce any claim, right or title of any kind in and to the Purchased Accounts Receivable, and to defend and compromise any and all actions, suits or proceedings which the owner of the Purchased Accounts Receivable is entitled to defend or compromise. The Debtor agrees that the foregoing powers are coupled with an interest and are and shall be irrevocable by the Debtor in any manner and for any reason (including the dissolution of the Debtor).

     SECTION 5.4 Indemnification of the Purchaser. (a) The Debtor shall indemnify the Purchaser and each of its Subsidiaries and its Affiliates, successors and assigns (collectively, the "Indemnified Parties") and hold each of the Indemnified Parties harmless from and defend them each against any and all actions, suits, proceedings, demands, judgments, losses, costs, liabilities, damages and expenses, including, but not limited to, reasonable out-of-pocket attorneys' and accountants' fees and disbursements (collectively, "Damages"), resulting from or arising out of (i) any material breach or inaccuracy of any of the representations, warranties, covenants or agreements of the Debtor set forth in this Agreement or in any exhibit, schedule or other document delivered pursuant hereto, (ii) the performance of any service or the sale of any product prior to the Closing by the Debtor,
(iii) the Debtor's ownership and operation of the Business, the Purchased Assets or the Business Real Estate on or prior to the Closing Date, (iv) any liability to any third Person under any Environmental Law arising out of any act or occurrence prior to the Closing Date relating to any of the Purchased Assets, the Business or the Business Real Estate, (v) the non-compliance with ERISA in any respect by the Debtor or any Affiliate of the Debtor, (vi) any liability of the Debtor to any taxing authority or unemployment commission or agency, (vii) any claim made against the Purchaser in respect of any failure to comply with any "bulk sales" law applicable to the transactions contemplated by this Agreement, including, but not limited to, Section 22(c) of the New Jersey State Sales and Use Tax Act and Section 15 of the New Jersey Business Personal Property Tax Act, (viii) any liability under the WARN Act as a result of the transactions contemplated hereby and by the Employee Leasing Agreement, (ix) the Purchaser's claim or defense of any claim, in each case resolved in favor of the Purchaser, regarding the amounts held in the escrow account established pursuant to the Employee Leasing Agreement, which dispute arises prior to or after the filing of any voluntary or involuntary bankruptcy by the Debtor; and (x) any liability of the Debtor not expressly assumed by the Purchaser pursuant to this Agreement; provided, however, that the Debtor shall have no obligation to indemnify any of the Indemnified Parties for any Damages related to any decrease in the value of the Purchased Assets after the Closing Date.

          (b) The Debtor shall also indemnify the Indemnified Parties and hold each of the Indemnified Parties harmless from and defend them each against any and all Damages resulting from or arising out of any claim that
(i) the Purchased Assets were transferred to the Purchaser with actual intent to hinder, delay, or defraud any creditor of the Debtor on the Closing Date or any entity that became a creditor of the Debtor after the Closing Date, or
(ii) the Purchaser paid less than reasonably equivalent value in exchange for the Purchased Assets.

          (c) If any third Person asserts any claim against any Indemnified Party for which indemnification is sought pursuant to the preceding sentence, such Indemnified Party shall (if practicable under the circumstances) afford the Debtor a reasonable opportunity to participate in the defense against such claim, and if the Debtor admits to being obligated under any such claim which is solely for monetary damages as against the Indemnified Parties, the Debtor may assume the defense against such claim, in the name of any or all of the Indemnified Parties, at the expense of the Debtor and with counsel selected by the Debtor and reasonably satisfactory to the Purchaser. Each of the Indemnified Parties shall have the right, if any of them elects, to participate in the defense against any such claim through counsel of its own choice and at its own expense; provided, however, that the Debtor shall bear the expense of one counsel for the Indemnified Parties if (i) the Debtor shall not have promptly assumed the defense against such claim or (ii) such claim involves litigation with a third Person in connection with which one or more of the Indemnified Parties is a party and, in the reasonable opinion of counsel for any of such Indemnified Parties, it could constitute a conflict of interest for counsel selected by the Debtor to represent such Indemnified Parties in such litigation. In the event of any litigation with a third Person in connection with any such claim, the Purchaser agrees to cooperate with the Debtor and to make all relevant books, records and documents in its possession available to the Debtor, or their duly authorized representatives, upon written request, for inspection and copying. Nothing contained in this
Section 5.4 shall be construed to limit the rights of any parties to discovery in any proceeding under the procedural rules relevant to such proceeding. The provisions of this Section 5.4 shall not foreclose any rights or remedies the Purchaser may have to specifically enforce any of the provisions of this Agreement. No right of indemnification hereunder shall be affected by any delay in giving notice to the Debtor unless, and then only to the extent that, the rights and remedies of the Debtor shall have been prejudiced as a result of the delay in giving such notice. Neither the Purchaser nor any other Indemnified Party may settle or otherwise compromise a claim for which indemnity is being sought under this Section 5.4 without the prior written consent of the Debtor, which consent shall not be unreasonably withheld. No right or remedy conferred in this Section 5.4 is intended to be exclusive of any other right or remedy available, now or hereafter, at law, in equity or otherwise.

          (d)  The indemnification in favor of the Purchaser contained in
Section 5.4(a) shall not be effective until the aggregate amount of all Damages indemnified against under Section 5.4(a) exceeds $100,000 (the "Basket Amount"), in which case such indemnification shall be required with respect to all such Damages included in the Basket Amount.

          (e) Notwithstanding anything to the contrary contained in this Agreement, the indemnification obligations of the Debtor pursuant to subsection (a) above shall be satisfied first from the funds held pursuant to the Escrow Agreement (Debtor), and after all funds held pursuant to such agreement have been disbursed, the Indemnified Parties shall be entitled to enforce such indemnification obligations directly against the Debtor. In addition, notwithstanding anything to the contrary contained in this Agreement, the indemnification obligations of the Debtor pursuant to subsection (b) above shall be satisfied first from the funds held pursuant to the Escrow Agreement (Cash Collateral) and second from the funds held pursuant to the Escrow Agreement (Debtor), and after all funds held pursuant to such agreements have been disbursed, the Indemnified Parties shall be entitled to enforce such indemnification obligation directly against the Debtor.

     SECTION 5.5 Indemnification of the Debtor. (a) The Purchaser shall indemnify the Debtor and each of its Subsidiaries and Affiliates, successors and assigns (collectively, the "Debtor Indemnified Parties") and hold each of the Debtor Indemnified Parties harmless from and defend them each against any Damages resulting from or arising out of (i) any material breach or inaccuracy of any of the representations, warranties, covenants or agreements of the Purchaser set forth in this Agreement or in any exhibit, schedule or other document delivered pursuant hereto, and (ii) the Purchaser's ownership and use of the Purchased Assets and its occupancy of the Business Real Estate, in each case after the Closing Date, including, but not limited to, the Purchaser's performance of its assumed obligations under the Assigned Contracts.

          (b) If any third Person asserts any claim against any Debtor Indemnified Party for which indemnification is sought pursuant to the preceding sentence, such Debtor Indemnified Party shall (if practicable under the circumstances) afford the Purchaser a reasonable opportunity to participate in the defense against such claim, and if the Purchaser admits to being obligated under any such claim which is solely for monetary damages as against the Debtor Indemnified Parties, the Purchaser may assume the defense against such claim, in the name of any or all of the Debtor Indemnified Parties, at the expense of the Purchaser and with counsel selected by the Purchaser and reasonably satisfactory to the Debtor. Each of the Debtor Indemnified Parties shall have the right, if any of them elects, to participate in the defense against any such claim through counsel of its own choice and at its own expense; provided, however, that the Purchaser shall bear the expense of one counsel for the Debtor Indemnified Parties if (i) the Purchaser shall not have promptly assumed the defense against such claim or
(ii) such claim involves litigation with a third Person in connection with which one or more of the Debtor Indemnified Parties is a party and, in the reasonable opinion of counsel for any of such Debtor Indemnified Parties, it could constitute a conflict of interest for counsel selected by the Purchaser to represent such Debtor Indemnified Parties in such litigation. In the event of any litigation with a third Person in connection with any such claim, the Debtor agrees to cooperate with the Purchaser and to make all relevant books, records and documents in its possession available to the Purchaser, or their duly authorized representatives, upon written request, for inspection and copying. Nothing contained in this Section 5.5 shall be construed to limit the rights of any parties to discovery in any proceeding under the procedural rules relevant to such proceeding. The provisions of this Section 5.5 shall not foreclose any rights or remedies the Debtor may have to specifically enforce any of the provisions of this Agreement. No right of indemnification hereunder shall be affected by any delay in giving notice to the Purchaser unless, and then only to the extent that, the rights and remedies of the Purchaser shall have been prejudiced as a result of the delay in giving such notice. Neither the Debtor nor any other Debtor Indemnified Party may settle or otherwise compromise a claim for which indemnity is being sought under this Section 5.5 without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld. No right or remedy conferred in this Section 5.5 is intended to be exclusive of any other right or remedy available, now or hereafter, at law, in equity or otherwise.

          (c)  The indemnification in favor of the Debtor contained in
Section 5.5(a) shall not be effective until the aggregate amount of all Damages indemnified against under Section 5.5(a) exceeds $25,000 (the "Debtor Basket Amount"), in which case such indemnification shall be required with respect to all such Damages included in the Debtor Basket Amount.

     SECTION 5.6 Use of Proceeds. The Debtor agrees to use the net proceeds received from the Secured Party after the Closing to pay the Debtor's obligations and liabilities to the Debtor's creditors and employees and to pay any fees and expenses of the Debtor in connection with the preparation, execution and negotiation of this Agreement and the transactions contemplated hereby and the wind-up of the Debtor's business following the Closing.

     SECTION 5.7 Audited Financial Statements. (a) As soon as reasonably practicable after the Closing, and in any event within thirty (30) calendar days of the Closing, the Debtor shall deliver to the Purchaser audited financial statements of the Debtor for the fiscal year ended December 31, 1998 and (b) upon request of the Purchaser the Debtor shall deliver to the Purchaser a consent from the Debtor's certified public accountants to the inclusion of such financial statements in a filing on Form 8-K to be made by Mity-Lite, Inc. with the Securities and Exchange Commission.

     SECTION 5.8 Industrial Site Recovery Act Filing. If not received prior to the Closing, the Debtor shall obtain, as soon as possible after the Closing, a negative declaration from the State of New Jersey relating to the Debtor's filing pursuant to the New Jersey Industrial Site Recovery Act.

     SECTION 5.9 State Sales Tax Compliance. After the Closing, the Purchaser and the Debtor shall take all such actions as are necessary to comply with all applicable state tax laws relating to the transfer of assets in bulk, to the extent such actions were not taken prior to the Closing.

     SECTION 5.10 Fairness Opinion. Within 30 days after the Closing, the Debtor shall deliver to the Purchaser a fairness opinion from an investment bank reasonably acceptable to the Purchaser.

                                 ARTICLE VI

                               MISCELLANEOUS

     SECTION 6.1 Transfer Taxes. The Debtor shall pay all transfer, sales and similar taxes and recording and filing fees with respect to the transfer of the Purchased Assets.

     SECTION 6.2 Successors and Assigns. This Agreement will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not.

     SECTION 6.3 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement.

     SECTION 6.4 Notices. Any notices required, permitted or desired to be given hereunder shall be delivered personally, sent by overnight courier or mailed, registered or certified mail, return receipt requested, to the following addresses, and shall be deemed to have been received on the day of personal delivery, one business day after deposit with an overnight courier or three (3) business days after deposit in the mail:

          If to the Purchaser, to:

               C Core, Inc.
               c/o Mity-Lite, Inc.
               1301 West 400 North
               Orem, Utah 84057
               Attention:  Bradley Nielson

          with a copy to:

               Hopkins & Sutter
               Suite 4100
               Chicago, Illinois 60602
               Attention:  Emily K. Neuberger, Esq.

          If to the Debtor, to:

               The CenterCore Group, Inc.
               1 Captain Thomson Lane
               Hingham, Massachusetts 02043
               Attention:  Brian M. Murphy

          with a copy to:

               Reid and Riege, PC
               One State Street
               Hartford, Connecticut  06103
               Attention:  Robert Sattin, Esq.

          If to the Secured Party, to:

               Fleet Capital Corporation
               200 Glastonbury Boulevard
               Glastonbury, Connecticut 06033
               Attention:  Timothy Broderick

          with a copy to:

               Brown, Rudnick, Freed & Gessmer
               One Financial Center
               Boston, Massachusetts 02111
               Attention:  Jeffrey L. Jonas, Esq.

or to such other address as any party may specify in a written notice given to the other parties hereto.

     SECTION 6.5 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the Exhibits and Schedules hereto shall be governed by the internal law, and not the law of conflicts, of the State of Delaware and the performance of the obligations imposed by this Agreement shall be governed by the laws of the State of Delaware applicable to contracts made and wholly to be performed in such state; provided, however, that all questions concerning the construction, validity and interpretation of the Bill of Sale shall be governed by the internal law, and not the law of conflicts, of the State of New Jersey.

     SECTION 6.6 Exhibits and Schedules. All Exhibits and Schedules hereto are an integral part of this Agreement.

     SECTION 6.7 Final Agreement. This Agreement, together with those documents expressly referred to herein, constitute the final agreement of the parties concerning the matters referred to herein, and supersede all prior agreements and understandings.

     SECTION 6.8 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

     SECTION 6.9 Waiver. At any time prior to the Closing Date, any party hereto may extend the time for the performance of or waive compliance with any of the obligations or other acts of any other party contained herein or waive any inaccuracies in the representations or warranties of the other party contained herein or in any document delivered pursuant hereto. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended only by the written agreement of the parties hereto. Any waiver, consent or approval of any kind or character on the part of either party hereto with respect to any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such instrument.

     SECTION 6.10 Further Assurances. From time to time following the Closing, the Debtor and the Secured Party shall promptly execute and deliver, or cause to be executed and delivered, to the Purchaser such other instruments of conveyance and transfer as the Purchaser may reasonably request or as may be otherwise reasonably necessary to more effectively convey and transfer to, vest in, or assign to the Purchaser the Purchased Assets or the Assigned Contracts.

     SECTION 6.11 Fees and Expenses. Except as otherwise expressly provided herein, each of the Debtor and the Purchaser will bear all of its own expenses in connection with the preparation, execution and negotiation of this Agreement and the transactions contemplated hereby.

     SECTION 6.12 Acknowledgement. The Debtor, the Secured Party, the Purchaser and the Subordinated Debt Purchaser acknowledge that immediately prior to the Closing, the Subordinated Debt Purchaser is purchasing the outstanding subordinated debt of the Debtor held by each of Core Technologies, Inc. (f/k/a CenterCore, Inc.) (which represents all outstanding secured subordinated debt), JGFS, Inc., Grigoriou Family Limited Partnership, Paul V. Allegretto, Brian M. Murphy, Grant M. Wilson, Michael I. Grigoriou, John E. Moravec and Richard G. Fownes. The Subordinated Debt Purchaser acknowledges and agrees to the disbursement of the Purchase Price in accordance with this Agreement, notwithstanding the provisions of Section 9-504 of the New Jersey Uniform Commercial Code and, in all respects, releases the Secured Party in this regard.

     SECTION 6.13 Renouncements of Rights. (a) The Debtor freely and knowingly renounces and/or waives any and all rights in connection with the Secured Party's disposition of certain of its collateral (as described in the Bill of Sale) pursuant to the secured party sale contemplated by the Bill of Sale, including, without limitation, rights to notification and to redeem, and any and all related and ancillary rights with respect thereto, whether under the New Jersey Uniform Commercial Code or otherwise. The Debtor acknowledges and agrees that the Secured Party may so conduct a secured party sale pursuant to the New Jersey Uniform Commercial Code (including, without limitation, Section 9-504). The Debtor consents in all respects to such secured party sale and acknowledges and agrees that it is, in all respects, commercially reasonable (including, without limitation, as to price). The Debtor acknowledges and agrees that the Secured Party has not accepted the property described in the Bill of Sale in satisfaction of the Debtor's obligations.

          (b) The Subordinated Debt Purchaser freely and knowingly renounces and/or waives any and all rights to notification in connection with the Secured Party's disposition of certain of its collateral (as described in the Bill of Sale) pursuant to the secured party sale contemplated by the Bill of Sale.

     SECTION 6.14 Secured Party's Limited Participation. The Secured Party is entering into this Agreement solely as an accommodation to the Debtor and the Purchaser. The Secured Party's only representations and warranties are set forth in Section 3.3 hereof. Notwithstanding anything herein to the contrary, the terms and conditions of sale shall be solely as set forth in the Bill of Sale (which is attached hereto as Exhibit D). Upon (a) delivery of the Bill of Sale and the assignment agreements with respect to certain of the Proprietary Rights, and (b) the fulfillment of the Secured Party's obligations described in Section 2.5(a), Section 2.7 and Section 5.3(a) hereof, the Secured Party shall have no further obligations hereunder or otherwise to any other parties hereto.

     The parties hereto have executed this Asset Purchase Agreement on the date first set forth above.


                                   C CORE, INC.

                                   /s/ Gregory L. Wilson
                                   By: Gregory L. Wilson
                                   Its: Chairman


                                   THE CENTERCORE GROUP, INC.

                                   /s/ Brian M. Murphy
                                   By: Brian M. Murphy
                                   Its: Vice President


                                   FLEET CAPITAL CORPORATION

                                   /s/ Brian M. Corsini
                                   By: Brian M. Corsini
                                   Its: Senior Vice President


For purposes of Sections 6.12 and 6.13(b) only:

BOCCC, INC.

/s/ Gregory L. Wilson
By: Gregory L. Wilson
Its: President

                           EXHIBITS AND SCHEDULES


Exhibits

     Exhibit A          Escrow Agreement (Cash Collateral)
     Exhibit B          Escrow Agreement (Debtor)
     Exhibit C          Escrow Agreement (Holdback)
     Exhibit D          Employee Leasing Agreement
     Exhibit E          Bill of Sale

Schedules

     Schedule 2.2       Excluded Assets
     Schedule 3.1.3     Liens
     Schedule 3.1.4     Business Real Estate
     Schedule 3.1.5     Taxes
     Schedule 3.1.6(a)  Assigned Contracts
     Schedule 3.1.6(b)  Third Party Consents
     Schedule 3.1.8     Litigation
     Schedule 3.1.9     Environmental Matters
     Schedule 3.1.11    Governmental Consents
     Schedule 3.1.12    Employee Benefit Plans
     Schedule 3.1.15    Licenses and Permits
     Schedule 3.1.16    Insurance
     Schedule 3.1.17    Proprietary Rights
     Schedule 3.1.18    Compliance with Laws